Exhibit 5.1

SEARS, ROEBUCK AND CO.

3333 Beverly Road

Hoffman Estates, IL 60179
Andrea L. Zopp Senior Vice President and General Counsel

November 3, 2004

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179

Ladies and Gentlemen:

        I have acted as counsel for Sears, Roebuck and Co., a New York corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") of $50,000,000 of the Company's Deferred Compensation Obligations (the "Obligations"), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Sears, Roebuck and Co. Deferred Compensation Plan, as amended and restated to December 13, 2000 and as it has heretofore been, or hereafter may be, further amended and/or restated (the "Plan"). In such capacity, I have examined the Restated Certificate of Incorporation, as amended, and By-Laws, as amended, of the Company, the Plan as currently in effect and such other documents as I deemed necessary or appropriate for the purposes of the opinion expressed herein.

        On the basis of the foregoing, I am of the opinion that the Obligations have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued.

        I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement and any amendment thereto.

Sincerely, /s/ Andrea L. Zopp Andrea L. Zopp